Exhibit 99.1

For additional information, contact: David A. Hedges Executive Vice President and Chief Financial Officer (334) 821-9200

Press Release – October 24, 2017

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2017 Highlights

●	Net earnings increased 9% or $0.05 per share, compared to third quarter 2016

●	Quarterly net interest income increased 12% compared to third quarter 2016

●	Improved profitability – Annualized return on average assets of 1.03% compared to 0.92% in third quarter 2016

●	Controlled expenses – Efficiency ratio was 56.09% compared to 56.96% for the third quarter 2016

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.1 million, or $0.59 per share, for the third quarter of 2017, compared to $2.0 million, or $0.54 per share, for the third quarter of 2016. Net earnings for the first nine months of 2017 were $6.0 million, or $1.65 per share, compared to $6.1 million, or $1.67 per share, for the first nine months of 2016.

Net interest income (tax-equivalent) was $6.6 million for the third quarter of 2017, a 10.8% increase compared to $5.9 million for the third quarter of 2016. This increase was primarily due to loan growth and management reducing its investment in federal funds sold and interest bearing bank deposits and increasing its investment in securities as market yields improved. Average loans were up 3.4% to $443.6 million in the third quarter of 2017 compared to $429.2 million in the third quarter of 2016. The Company’s net interest margin (tax-equivalent) increased to 3.32% in the third quarter of 2017, compared to 2.94% for the third quarter of 2016 as earning asset yields and cost of funds both improved.

Nonperforming assets were $3.0 million, or 0.36% of total assets, at September 30, 2017, compared to $1.7 million, or 0.19% of total assets, at September 30, 2016. The Company recorded no provision for loan losses in the third quarter of 2017 or in the third quarter of 2016. The provision for loan loss is based upon various factors, including the absolute level of loans, loan growth, credit quality and the amount of net charge-offs.

Noninterest income was $1.0 million compared to $1.1 million for the third quarter of 2016.    The decrease was primarily due to securities gains decreasing $0.1 million. Noninterest expense was $4.2 million compared to $4.0 million in the third quarter of 2016. The increase was primarily due to $0.2 million in gains from the sale of OREO, which reduced noninterest expense in the third quarter of 2016. The Company had an improved efficiency ratio of 56.09% for the third quarter of 2017, compared to 56.96% in the third quarter of 2016.

Income tax expense was $0.9 million compared to $0.7 million for the third quarter of 2016. The effective tax rate was 28.89% compared to 27.50% for the third quarter of 2016.

The Company paid cash dividends of $0.23 per share in the third quarter of 2017, an increase of 2.2% from the same period in 2016. At September 30, 2017, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $829 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2016 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Third Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended September 30,	Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016

Results of Operations
Net interest income (a)	$6,565	$5,924	$19,156	$17,957
Less: tax-equivalent adjustment	304	316	905	960

Net interest income (GAAP)	6,261	5,608	18,251	16,997
Noninterest income	968	1,063	2,597	2,890

Total revenue	7,229	6,671	20,848	19,887
Provision for loan losses	—	—	100	(600)
Noninterest expense	4,225	3,980	12,358	12,110
Income tax expense	868	740	2,369	2,304

Net earnings	$2,136	$1,951	$6,021	$6,073

Per share data:
Basic and diluted net earnings:	$0.59	$0.54	$1.65	$1.67
Cash dividends declared	$0.23	$0.225	$0.69	$0.675
Weighted average shares outstanding:
Basic and diluted	3,643,659	3,643,506	3,643,598	3,643,498
Shares outstanding, at period end	3,643,668	3,643,523	3,643,668	3,643,523
Book value	$23.75	$23.34	$23.75	$23.34
Common stock price:
High	$37.71	$28.91	$37.79	$30.49
Low	34.82	27.45	30.75	24.56
Period-end:	35.00	27.45	35.00	27.45
To earnings ratio	15.70	x	12.48	x	15.70	x	12.48	x
To book value	147%	118%	147%	118%
Performance ratios:
Return on average equity (annualized)	9.87%	9.06%	9.47%	9.67%
Return on average assets (annualized)	1.03%	0.92%	0.96%	0.97%
Dividend payout ratio	38.98%	41.67%	41.82%	40.42%
Other financial data:
Net interest margin (a)	3.32%	2.94%	3.26%	3.05%
Effective income tax rate	28.89%	27.50%	28.24%	27.50%
Efficiency ratio (b)	56.09%	56.96%	56.81%	58.09%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$2,902	$1,614	$2,902	$1,614
Other real estate owned	103	37	103	37

Total nonperforming assets	$3,005	$1,651	$3,005	$1,651

Net charge-offs (recoveries)	$295	$(50)	$73	$(889)

Allowance for loan losses as a % of:
Loans	1.04%	1.07%	1.04%	1.07%
Nonperforming loans	161%	284%	161%	284%
Nonperforming assets as a % of:
Loans and other real estate owned	0.67%	0.39%	0.67%	0.39%
Total assets	0.36%	0.19%	0.36%	0.19%
Nonperforming loans as a % of total loans	0.65%	0.38%	0.65%	0.38%
Annualized net charge-offs (recoveries) as a % of average loans	0.27%	(0.05)%	0.02%	(0.27)%

Selected average balances:
Securities	$273,280	$227,076	$268,612	$229,185
Loans, net of unearned income	443,639	429,201	436,740	431,213
Total assets	831,097	851,409	832,637	834,721
Total deposits	735,372	748,229	738,255	734,241
Long-term debt	3,217	7,217	3,217	7,217
Total stockholders’ equity	$86,543	86,103	84,780	$83,740
Selected period end balances:
Securities	$265,171	$249,556	$265,171	$249,556
Loans, net of unearned income	449,378	427,203	449,378	427,203
Allowance for loan losses	4,670	4,578	4,670	4,578
Total assets	828,546	851,672	828,546	851,672
Total deposits	732,648	751,915	732,648	751,915
Long-term debt	3,217	7,217	3,217	7,217
Total stockholders’ equity	$86,538	85,055	86,538	$85,055

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Third Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):
	Quarter ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016

Net interest income, as reported (GAAP)	$6,261	$5,608	$18,251	$16,997
Tax-equivalent adjustment	304	316	905	960

Net interest income (tax-equivalent)	$6,565	$5,924	$19,156	$17,957